SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 20, 2011

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation)		Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 20, 2011, upon the recommendation of its Nominating and Governance Committee, the Board of Directors of Coherent, Inc. (“Coherent”) (a) set the number of directors at seven pursuant to the authority of Section 3.2 of Coherent’s bylaws and (b) appointed Jay T. Flatley to the Board of Directors.  The Board has not yet appointed Mr. Flatley to any of its committees.

Since 1999 Mr. Flatley has served as President, Chief Executive Officer and a member of the Board of Directors of Illumina, Inc., a leading developer, manufacturer and marketer of life science tools and integrated systems for the analysis of genetic variation and function. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer, and a member of the Board of Directors of Molecular Dynamics, Inc., a NASDAQ-listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. He served in various other positions with that company from 1987 to 1994. From 1985 to 1987, he was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. He is also a member of the Keck Graduate Institute Board of Trustees. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

Mr. Flatley will receive equity grants consistent with Coherent’s automatic grants for new members of the Board of Directors:  (i) an option to purchase 24,000 shares of common stock and (ii) a restricted stock unit grant of 2,000 shares.  Both grants vest ratably over three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: September 22, 2011
	By:	/s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel